SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                        Commission File Number      1-14779
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                               OXY CAPITAL TRUST I
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             (Exact name of registrant as specified in its charter)

         10889 WILSHIRE BOULEVARD, LOS ANGELES, CA 90024 (310) 208-8800
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   8.16% TRUST ORIGINATED PREFERRED SECURITIES
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            (Title of each class of securities covered by this Form)

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                                      NONE
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   (Titles of all other classes of securities of which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [X]          Rule 12h-3(b)(1)(ii)    [  ]
          Rule 12g-4(a)(1)(ii)    [ ]
          Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(i)     [  ]
          Rule 12g-4(a)(2)(ii)    [ ]          Rule 12h-3(b)(2)(ii)    [  ]
          Rule 12h-3(b)(1)(i)     [X]          Rule 15d-6              [  ]

     Approximate number of holders of record as of the certification or notice date:

         NONE
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Oxy
Capital Trust I has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.


DATE:  March 26, 2004                   BY:  /s/ J. R. HAVERT
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                                             Name:   J. R. Havert
                                             Title:  Regular Trustee


DATE:  March 26, 2004                   BY:  /s/ A. R. LEACH
     -----------------------------         -------------------------------------
                                             Name:   A. R. Leach
                                             Title:  Regular Trustee